Exhibit 10.41

AMENDED AND RESTATED LEASE

by and between

STORE MASTER FUNDING IX, LLC

as Landlord

and

CYTOMETRY SPECIALISTS, INC.,

as Tenant.

May 6, 2016

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Article XIII EVENTS OF DEFAULT; LANDLORD'S REMEDIES; EXPENSES OF ENFORCEMENT		15
Section 13.1.	Events of Default	15
Section 13.2.	Termination of Lease; Reletting	16
Section 13.3.	Termination of Lease; Money Judgment	17
Section 13.4.	Expenses of Enforcement	17
Section 13.5.	Landlord's Right to Cure	17
Section 13.6.	Bankruptcy of Tenant	17
Section 13.7.	Tenant Dispute	19
Section 13.8.	Landlord Default	19

Article XIV HOLDING OVER IN POSSESSION		20

Article XV MORTGAGES		20
Section 15.1.	Subordination and Attornment	20
Section 15.2.	No Personal Liability	20
Section 15.3.	Notices to Mortgagee and Mortgagee Right to Cure	20
Section 15.4.	Foreclosure; Deed in Lieu of Foreclosure	21
Section 15.5.	Estoppel Certificates	21
Section 15.6.	Mortgage and Other Obligations Binding on Tenant	21

Article XVI CERTAIN RIGHTS OF LANDLORD		22
Section 16.1.	Right of Entry	22
Section 16.2.	. Sale or Transfer of Premises	22

Article XVII MISCELLANEOUS		23
Section 17.1.	Effect of Payments by Tenant	23
Section 17.2.	Waiver of Jury Trial	23
Section 17.3.	No Joint Venture	23
Section 17.4.	Effect of Waiver	23
Section 17.5.	Real Estate Brokers	23
Section 17.6.	Recitals	23
Section 17.7.	Time of Essence	23
Section 17.8.	Communications	24
Section 17.9.	Successors and Assigns	24
Section 17.10.	Severability	24
Section 17.11.	Execution of Counterparts	24
Section 17.12.	Entire Agreement	24
Section 17.13.	Modification, Waiver and Termination	24
Section 17.14.	Construction	25
Section 17.15.	Governing Law	22
Section 17.16.	Limitation of Landlord's Liability	26
Section 17.17.	No Merger	26

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AMENDED AND RESTATED LEASE

THIS AMENDED AND RESTATED LEASE (the “Lease”) dated as of May 6, 2016 (the “Effective Date”), by and between STORE MASTER FUNDING IX, LLC, a Delaware limited liability company ("Landlord"), and CYTOMETRY SPECIALISTS, INC., a Georgia corporation ("Tenant").

WITNESSETH:

WHEREAS, as of March 17, 2016, Landlord has purchased from Tenant that certain real property more particularly described on Exhibit A attached hereto and incorporated by reference herein, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures (to the extent permanently affixed to such real estate) and other improvements (whether or not affixed to such real estate) now or hereafter located on such parcel or parcels of real estate (such buildings, fixtures and other improvements now or hereafter located on such real estate hereinafter referred to as the “Property”);

WHEREAS, this Lease amends and restates in its entirety that certain Lease dated March 17, 2016, together with any and all amendments thereto (the "Original Lease") by and between Landlord and Tenant. The terms of the Original Lease shall remain in force and effect as to the period ending on 11:59 P.M. prior to the Effective Date hereof. The terms contained in this Lease shall apply to and be effective with respect to the period from and after the Effective Date, without novation, replacement or substitution of the Original Lease, and the leasehold estate of Tenant shall mean the leasehold estate commencing under the Original Lease.

WHEREAS, Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, the Premises (as defined in Section 1.2) on the terms and conditions set forth in this Lease.

NOW, THEREFORE, in consideration of the Premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

LEASE OF PREMISES; POSSESSION

Section 1.1. Lease to Tenant.   Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises described in Section 1.2. below, for the Term provided for in Section 1.3. below, at the Rent provided for in Section 1.4. below, and under the other terms and conditions provided for in this Lease.

Section 1.2. Premises.   The "Premises" being leased under this Lease consists of the real estate more particularly described on Exhibit A, which is attached to this Lease and incorporated by reference herein, and includes all of the real property owned by Landlord in such location, and all of the Property situated thereon, including all equipment, appliances and other property attached or appurtenant to such real estate. The Premises shall not include furniture, fixtures (to the extent not permanently affixed to the real estate), equipment, appliances and other personal property owned by Tenant or other permitted subtenants or occupants.

Section 1.3. Term. The Term of this Lease shall expire on March 31, 2028, subject to earlier termination as provided herein. Provided Tenant is not in default under this Lease beyond any applicable notice and cure period at the time of the exercise of the option granted herein and at the time of the commencement of the Extended Term (as defined below), Tenant shall have an option to extend the Term of this Lease for four (4) additional five (5) year periods (collectively the “Extended Terms” and individually the “Extended Term”), commencing immediately upon the expiration of the original Term hereof and

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continuing for five (5) years thereafter for each Extended Term. Tenant shall exercise the foregoing option by written notice to Landlord (“Tenant’s Extension Notice”) given no less than nine (9) months prior to the expiration of the original Term or the previous Extended Term. The foregoing option shall terminate if notice is not timely given, time being of the essence with respect thereto. All references to the “Term” of this Lease shall, unless the context shall clearly indicate a different meaning, be deemed to constitute a reference to the original Term of this Lease and the Extended Terms, as the same may be exercised as permitted hereunder.

In the event Tenant exercises its option to extend the Term of this Lease, then the Base Rent payable during the Extended Term shall be increased as set forth in Section 4.1.

Section 1.4. Rent.   The "Rent" payable by the Tenant under this Lease shall consist of the Base Rent provided for in Section 4.1. hereof and the Additional Rent provided for in Section 4.2. hereof.

Section 1.5. Permitted Uses. Tenant may use the Premises for office, laboratory and related purposes (the "Permitted Uses”). In the event that Tenant desires to use the Premises for purposes other than Permitted Uses, Tenant shall obtain Landlord’s and Landlord's Mortgagee's (as "Landlord's Mortgagee" is hereinafter defined) prior written consent, which consent may not be unreasonably withheld, conditioned or delayed by Landlord or Landlord's Mortgagee.

Section 1.6. Delivery of Possession; Condition of Title. Tenant acknowledges and agrees that its affiliate is the owner or prior owner of the Premises and that Tenant, or affiliates, lessees or sublessees of Tenant have at all times been in possession and occupancy of the Premises and have full and complete knowledge of and responsibility for all current conditions of the Premises, including, without limitation, the physical condition of the Premises and the Property and title to the Premises and the Property. Accordingly, subject to Section 1.1. above, Landlord delivered actual and exclusive possession of the Premises to Tenant on the Commencement Date (as hereafter defined) in an "as is, where is" condition without representation or warranty.   Tenant acknowledges that Landlord's title to the Premises is subject to the matters of record as of the Commencement Date, each of which has been examined by and is acceptable to Tenant (the “Title Matters”). Furthermore, the Premises are leased to Tenant in an "as is, where is" condition without representation or warranty by Landlord, subject to the existing state of title and any state of facts which an accurate survey or physical inspection might reveal and to all applicable laws now or hereafter in effect. Tenant waives any claim or action against Landlord in respect of the condition of the Premises. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, SUITABILITY, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. LANDLORD HEREBY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE RELATIVE TO THE PREMISES OR ANY COMPONENT PART THEREOF. Tenant acknowledges and agrees that no representations or warranties, express or implied, have been made by Landlord, or by any person, firm or agent acting or purporting to act on behalf of Landlord, as to (i) the presence or absence on or in the Premises of any particular materials or substances (including, without limitation, asbestos, hydrocarbons or hazardous or toxic substances), (ii) the condition or repair of the Premises or any portion thereof, (iii) the value, expense of operation or income potential of the Premises, (iv) the accuracy or completeness of any title, survey, structural reports, environmental audits or other information provided to Tenant by any third party contractor relative to the Premises (regardless of whether the same were retained or paid for by Landlord), or (v) any other fact or condition which has or might affect the Premises or the condition, repair, value, expense of operation or income potential thereof. Tenant represents that the officers of Tenant are knowledgeable and experienced in the leasing of properties comparable to the Premises and agrees that Tenant will be relying solely on Tenant's inspections of the Premises in leasing the Premises. THE PROVISIONS OF THIS

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PARAGRAPH HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION BY LANDLORD OF, AND LANDLORD DOES HEREBY DISCLAIM, ANY AND ALL WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES OR ANY PORTION THEREOF, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE, AND TENANT HEREBY ACKNOWLEDGES AND ACCEPTS SUCH EXCLUSION, NEGATION AND DISCLAIMER.

ARTICLE II

COMMENCEMENT DATE; MORTGAGES

Section 2.1. Commencement Date. The "Commencement Date" of this Lease shall be March 17, 2016. Upon the Commencement Date, Tenant shall have the right to occupy the Premises and any part thereof, subject to the terms and conditions of this Lease.

Section 2.2. Right to Mortgage Premises. Landlord and Tenant acknowledge that, subject to Article XV of this Lease, Landlord shall have the right to and may, from time to time, encumber the Premises with a mortgage or deed of trust (a “Mortgage”) as security for a loan (a “Loan”) to Landlord or Landlord’s affiliates by a lender (which, together with its successors and assigns, and any future provider of Mortgage Debt (as defined herein), is referred to herein as the “Landlord’s Mortgagee”). As used herein, the term “Mortgage Debt” shall refer to the Loan from the Landlord's Mortgagee and any future loan or financing entered into by the Landlord.

ARTICLE III

USE AND QUIET ENJOYMENT OF PREMISES

Section 3.1. Use of Premises.   Tenant shall use the Premises solely for the Permitted Uses. No use shall be made or permitted to be made of the Premises, or acts done, that will cause a cancellation of any insurance policy covering the Premises, or any part thereof.

Section 3.2. Quiet Enjoyment. Landlord agrees that unless an Event of Default (as defined in Section 13.1. hereof) has occurred and is continuing, Tenant shall have quiet and peaceable possession of the Premises throughout the Term, without hindrance by Landlord or any persons claiming under Landlord, subject only to (i) this Lease, (ii) the lien of any Mortgage or other security device serving at any time a similar function upon or affecting the Premises and the Property, (iii) Landlord's right to show the Premises, without material interference with Tenant's use of the Premises, at any time to prospective purchasers and mortgagees of the Premises, and during the last nine (9) months of the Term, to prospective tenants of the Premises; and (iv) the Title Matters.

Section 3.3. Compliance with Applicable Laws. Tenant shall, at its sole cost and expense, comply with all applicable laws, ordinances, rules, regulations, directives and requirements (including those relating to environmental hazardous, toxic or regulated substances or materials whether or not such substances or materials existed on or in the Premises prior to the Commencement Date) relating to the Premises and/or Tenant's activities on or about the Premises, and with all orders of court and all other tribunals and governmental or quasi-governmental departments, agencies and authorities relating to the Premises and/or Tenant's activities on or about the Premises, and with all recorded covenants, conditions and restrictions relating to the Premises (including, but not limited to, the Title Matters) (hereinafter collectively referred to as "Legal Requirements").

Section 3.4. Nuisance and Waste Prohibited.   Tenant shall keep and maintain the Premises and abutting grounds, sidewalks, roads, parking and landscaped areas in good and neat order and repair and free of nuisance, and shall not commit or suffer to be committed any waste of the Premises.

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Section 3.5. Parking. Tenant, Tenant’s subtenants, and the employees, invitees, licensees, and agents of Tenant or Tenant’s subtenants shall have the exclusive right to use the parking areas of the Premises. Such parking areas shall be under Tenant’s sole control, subject to any applicable Legal Requirements.

Section 3.6. Signage. Tenant shall have the right to affix or remove or cause to be affixed or removed to the Premises such signage as Tenant, in its sole discretion, deems appropriate, provided that such signage shall comply with any applicable Legal Requirements.

ARTICLE IV

RENT

Section 4.1. Base Rent. Commencing upon the Commencement Date, Tenant shall pay to Landlord annual "Base Rent" in the amount of $697,708.00. If the Term begins on a date other than on the first (1st) day of the month, Base Rent for any such month shall be prorated on a daily basis (at the rate of 1/365th of the annual Base Rent) for each day the Term of this Lease is in effect for such month. During the Term (including any Extended Term), on April 1, 2017 and every anniversary thereafter (“Adjustment Date”), the annual Base Rent shall be increased by an amount equal to the lesser of (a) 2.0% of the Base Rent in effect immediately prior to the applicable Adjustment Date, or (b) 1.25 multiplied by the product of (i) the percentage change between the Price Index for the month which is two months prior to the Commencement Date or the Price Index used for the immediately preceding Adjustment Date, as applicable, and the Price Index for the month which is two months prior to the applicable Adjustment Date; and (ii) the then current Base Rent (the “Rental Adjustment”); provided, however, that in no event shall annual Base Rent be reduced as a result of the application of the Rental Adjustment. For purposes hereof, “Price Index” shall mean the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982-1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency. In the event that the Price Index ceases to be published, its successor index measuring cost of living as published by the same governmental authority which published the Price Index shall be substituted and any necessary reasonable adjustments shall be made by Landlord and Tenant in order to carry out the intent of this Section. In the event there is no successor index measuring cost of living, Landlord shall reasonably select an alternative price index measuring cost of living that will constitute a reasonable substitute for the Price Index.

Section 4.2. Additional Rent. In addition to paying the Base Rent provided for in Section 4.1 hereof, to the extent not paid directly to third party vendors, Tenant shall pay to Landlord “Additional Rent” consisting of all operating expenses of any kind or nature with respect to the ownership, operation, management, maintenance and repair of the Premises and the Property.

Section 4.3. Payment of Rent. The Rent shall be paid by Tenant to Landlord by Automated Clearing House Debit initiated by Landlord from an account established by Tenant at a United States bank or other financial institution to such account as Landlord may designate. Upon execution of this Lease, Tenant shall deliver to Landlord a complete Authorization Agreement – Pre-Arranged Payments in the form of Exhibit B attached hereto and incorporated herein by this reference, together with a voided check for account verification, establishing arrangements for payments of the monthly Base Rent. Tenant shall continue to pay all Base Rent by Automated Clearing House Debit unless otherwise directed by Landlord. Tenant shall pay the Base Rent in advance on or before the first (1st) day of each month during the Term hereof. All Additional Rent shall be paid by Tenant when due or if payable to Landlord shall be payable within twenty (20) days after written demand therefor. All amounts to be paid to Landlord under this Lease shall be paid to Landlord at the address set forth in Section 17.8. hereof or at such other address as Landlord shall designate in writing from

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time to time. Past due Rent payments shall accrue interest at an annual rate equal to the lesser of twelve percent (12%) or the highest rate allowed by applicable law ("Interest Rate"). Additionally, if Tenant fails to pay any Rent when due, Tenant shall automatically incur a late fee equal to the greater of $250.00 or two percent (2%) of the amount of the late payment. Notwithstanding the foregoing, no interest shall accrue, and no late fee shall be due, for the first two (2) late payments in any calendar year.

Section 4.4. Net Lease; Rent Absolute. This Lease is and shall be an absolutely net lease, and Landlord is not nor shall it be required to provide any services or do any act or thing with respect to the Premises except as specifically provided herein. All obligations of Tenant under this Lease for the payment of Rent and all other sums payable under the Lease and all obligations of Tenant to perform its obligations under this Lease shall constitute independent obligations of Tenant and shall be paid and performed by Tenant without abatement, deduction, counterclaim, recoupment, suspension, deferment, diminution, deduction, reduction, defense or setoff whatsoever and shall, to the extent not satisfied, survive the termination of this Lease. Except as otherwise expressly provided in this Lease, (i) this Lease shall not terminate, and Tenant shall not have any right to terminate this Lease, during the Term, and (ii) Tenant's obligation to pay the Rent and to perform its obligations is absolute and unconditional and shall survive and not be limited, abated or otherwise affected by any occurrence, event or circumstance whatsoever, including, without limitation, any of the following:   expiration or termination of this Lease for whatever reason, any partial or complete destruction from whatever cause; any constructive or actual eviction or dispossession of Tenant from the Premises for failure to pay Rent, or the failure or inability of the Tenant to use, occupy or enjoy the same; any foreclosure of any Mortgage Debt or other lien with respect to the Premises for failure to pay Rent; any sale of all or part of the Premises as long as the Lease remains in full force and effect; any bankruptcy or insolvency of Landlord; any action or non-action by Landlord or any other person. Tenant, after receiving advice from its counsel, knowingly, irrevocably, unconditionally and absolutely waives any rights, claims, and defenses that it now has or may have in the future (but for the effect of this Section) under or pursuant to any law, statute, judicial doctrine or regulation relating to its obligation to pay the Rent.

Section 4.5. First Month's Rent. Simultaneously with the execution and delivery of this Lease by Tenant to Landlord, Tenant shall pay to Landlord an amount equal to the first month's Base Rent. Landlord shall apply the first month's Base Rent to Tenant's Base Rent obligations on the Commencement Date.

Section 4.6. Adjustment of Rent. If this Lease terminates as to any portion of the Premises (i.e., less than the entirety of the Premises) for any reason, including without limitation, Article VIII or Article X of the Lease, during the Term of the Lease, then the Rent for the remaining portion of the Premises shall be adjusted as set forth in this Lease. Rent shall not be adjusted as a result of Tenant entering into one or more Permitted Subleases, and Tenant shall retain all rent, fees and other payments made to Tenant pursuant to such Permitted Subleases.

Section 4.7. Guaranty. On or before the execution of this Lease, Tenant shall cause Ron Ghafary (“Guarantor”) to execute and deliver to Landlord that certain Amended and Restated Unconditional Guaranty of Payment and Performance dated as of the date hereof given by Guarantor for the benefit of Landlord, as the same may be amended from time to time (the “Guaranty”).

ARTICLE V

TAXES AND ASSESSMENTS; UTILITIES

Section 5.1. Taxes and Assessments. Tenant shall pay directly to the appropriate governmental entities on or before the due date thereof, all taxes, levies, fees, assessments and other governmental charges of every kind and nature (including, without limitation, real property, ad valorem, personal property, gross

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income, franchise, withholding, profits, rent, single business, value added, excise, occupancy, use, impact fees, sales and gross receipts taxes) (collectively, "Impositions") levied upon the Premises or personal property located at or used in connection with operating the Premises whether the same shall become due and payable before, or after, and during any tax assessment year or period which is within or partially within, the Term, including all Impositions which may be partially within the Term, including all Impositions which may be assessed, levied or imposed in replacement of, or in addition to, all or any part of same, whether or not measured, calculated by or based upon the Premises or any estate or interest in the Premises or the revenue or income generated by the Premises, regardless of the time at which, or period for which, such Impositions are assessed or charged or the time that such Impositions become a lien against the Premises. Impositions shall not include Landlord’s income taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord’s business; provided, however, the foregoing exclusion shall not include any rental sales, leasing or similar taxes levied on or with respect to the Rent, or any part thereof, payable under the Lease in lieu of or in addition to general real and/or personal property taxes. Upon receipt of written request by Landlord or Landlord's Mortgagee, Tenant shall provide proof of payment of Impositions.

Section 5.2. Utilities. Tenant shall be responsible for the cost of all Utilities for the Premises, including, without limitation, electricity, gas, water and sewer, telephone and all other communication services. Tenant shall cause all such utility services to the Premises to be metered in its own name or in the name of its subtenants and shall pay or cause to be paid all charges and deposits for such utilities. Tenant shall use utilities only within the capacity of the circuits in the Premises. Landlord shall not be liable for damages resulting from utility interruptions caused by casualty, accident, labor dispute or any other cause, nor shall any interruptions be deemed an actual or constructive or partial eviction or result in any abatement of Rent.

Section 5.3. Other Charges. Tenant shall be responsible for all charges and/or taxes related to any easement or similar agreements, general and special assessments, condominium assessments and fees, levies, fees, vault charges, permits, inspection and license fees affecting the Premises.

ARTICLE VI

COVENANTS OF TENANT CONCERNING MAINTENANCE, INDEMNIFICATION AND OTHER MATTERS

Section 6.1. Maintenance. Tenant shall maintain, and make all repairs, alterations and replacements (including, without limitation, all ordinary, extraordinary, foreseen and unforeseen repairs, alterations and replacements) necessary to operate and maintain the entire Premises in good condition and repair and in compliance with all applicable laws, ordinances, rules and regulations and any recorded covenants, conditions or restrictions relating to the Premises, and shall surrender the Premises when required by this Lease in good condition, reasonable use and wear excepted, with all repairs and maintenance required under this Lease being complete. Notwithstanding anything to the contrary contained herein, Tenant shall make all determinations as to whether capital improvements or replacements are required in order to maintain the Premises in good order and repair, free from actual or constructive waste, in accordance with the standards and requirements set forth in this Lease.

Section 6.2. Alterations. Tenant shall not make any alterations, decorations, additions or improvements (collectively “Alterations”) of a structural nature in or to the Premises or any Alterations to the exterior of the Premises without the prior written consent of Landlord in each instance, which consent may be withheld in Landlord’s reasonable discretion.   The term “Alterations” shall not include by way of example and not limitation: (1) painting or wallpapering interior walls of the Premises; (2) hanging pictures and other decorations in a reasonable manner in reasonable locations within the Premises; or (3) installing movable personal property such as oriental carpets, plants and the like. All Alterations to the Premises, or any part

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thereof, shall be made in a good and workmanlike manner and in compliance with applicable laws, ordinances, rules, regulations, codes and requirements and any recorded covenants, conditions or restrictions relating to the Premises, or any part thereof. All Alterations which are not movable trade fixtures shall be the property of Landlord and shall remain upon and be surrendered with the Premises. To the extent any Alterations will involve changes to the structure or systems of the Premises, or require a building permit, Tenant shall furnish to Landlord, prior to the commencement of construction, the proposed plans and specifications for Landlord's approval and upon completion of construction, "as-built" plans and specifications for such Alterations. Landlord shall provide Tenant with its objections, in writing, to Tenant's proposed plans and specifications within fifteen (15) business days after receipt from Tenant. Tenant shall submit revised plans and specifications until such time as Landlord has approved Tenant's proposed plans and specifications for such Alterations. If Landlord fails to object, in writing, to Tenant's proposed plans and specifications within fifteen (15) business days after receipt from Tenant, Landlord shall be deemed to have approved such proposed plans and specifications. Notwithstanding the foregoing, Tenant shall have the right, but not the obligation, to remove all Alterations from the Premises at the end of the Term; provided, however, should Tenant remove any such Alterations from the Premises, Tenant shall repair any and all damage to the Premises caused by such removal.

Section 6.3. Landlord's Non-liability; Indemnification of Landlord.   Landlord shall not be liable for any loss, damage or injury of any kind or character to any person or property, arising from any use of the Premises, or any part thereof, or caused by any defect in any improvements located on the Premises, or any part thereof, or in any equipment or other facility therein, or caused by or arising from any act or omission of Tenant, or of any subtenants, agents, employees, contractors, subcontractors, licensees, or invitees of Tenant, or arising out of any work or Alterations performed by Tenant or any subtenant, or by or from any accident on the Premises, or any part thereof, or any fire or other casualty thereon, or occasioned by the failure of Tenant to maintain the Premises, or any part thereof, in safe condition, or arising from any other cause whatsoever. Tenant, as a material part of the consideration of this Lease, hereby waives on its behalf all claims and demands against Landlord for any such loss, damage or injury of Tenant, and hereby agrees to indemnify and hold Landlord entirely free and harmless from all liability for any such loss, damage or injury of Tenant, and hereby agrees to indemnify and hold Landlord entirely free and harmless from all liability for any such loss, damage or injury of all other persons, and from all costs and expenses arising therefrom (including reasonable attorneys' fees and expenses). Tenant agrees to pay, and to protect, indemnify, and save harmless Landlord from and against any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands, or judgments of any nature whatsoever arising from

(i)any injury to or the death of, any person, or damage to property, in, on or about the Premises, or any part thereof, or upon adjoining public sidewalks, streets, or ways, or in any manner growing out of or connected with the use, nonuse, condition, or occupation of the Premises, or any part thereof, or resulting from the condition thereof or of adjoining public sidewalks, streets or ways, except to the extent caused by any negligent act or omission by Landlord; (ii) violation by Tenant of any agreement or condition of this Lease; (iii) violation by Tenant of any contract or agreement to which Tenant is a party or of any restriction, statute, law, ordinance, or regulation, in each case affecting the Premises, or any part thereof, or the ownership, occupancy or use thereof; and (iv) (1) the presence of any "Hazardous Material" (as defined below) on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release of any Hazardous Material from, the Premises or any part thereof, (2) any liens against the Premises, or any part thereof, permitted or imposed by any Environmental Laws (as defined below), or any actual or asserted liability or obligations of Landlord or any of its affiliates or subsidiaries under any Environmental Laws, and (3) any actual or asserted liability or obligations of Tenant or any of its affiliates or subsidiaries under any Environmental Laws. Tenant hereby acknowledges and agrees that Tenant, or affiliates of Tenant, were the prior owners of the Premises.   Tenant further agrees that the terms and conditions of this Section 6.3. shall

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apply to any and all matters notwithstanding that such matters may have occurred or arisen prior to the date of this Lease or during the term of this Lease. Landlord, as used in this Section 6.3 shall include any beneficiary of any trust or any agent, employee, or representative of Landlord or any trustee and the Landlord's Mortgagee and their shareholders, directors, officers, employees, agents, representatives, members and partners. Any indemnification under this Section 6.3. shall constitute Additional Rent payable within twenty (20) days of demand and shall survive the termination or expiration of this Lease, including without limitation, the termination or rejection of this Lease in bankruptcy.

For purposes of this Lease,  the following terms shall have the following respective meanings:

(i)"Hazardous Material" means any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, any so-called "Superfund" or "Superlien" law, The Toxic Substances Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree, now or hereafter in force, regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material; asbestos or any substance or compound containing asbestos; polychlorinated biphenyls or any substance or compound containing any polychlorinated biphenyl; petroleum and petroleum products; pesticides; and any other hazardous, toxic or dangerous waste, substance or material.

(ii)"Environmental Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree, now or hereafter in force, regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material.

Section 6.4. No Liens. Tenant shall not create or suffer to be created or to remain, directly or indirectly, and will discharge or promptly cause to be discharged, any lien, charge or encumbrance on, or pledge of, all or any part of the Premises (each an "Encumbrance"), including, without limitation, any mechanic's, materialmen's, contractor's or subcontractor's liens arising from or any claim for damage growing out of any Alterations, construction, repair, restoration, replacement or improvement related to the Premises. If Tenant fails to remove or bond over any such Encumbrance within twenty (20) days after written notice thereof from Landlord, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or otherwise, without any investigation or contest of the validity thereof, and any amounts expended by Landlord in so doing, including costs, expenses and reasonable attorneys' fees, shall constitute Additional Rent payable within twenty (20) days of demand and shall survive the termination of this Lease.

ARTICLE VII

RIGHT TO CONTEST

Landlord shall have the right to contest all Impositions at Landlord’s sole cost and expense. Landlord shall give notice to Tenant of Landlord’s contest to any Impositions. Landlord agrees that each such contest shall be promptly prosecuted to its final conclusion, except to the extent deemed commercially unreasonable by Landlord, in Landlord’s sole discretion. Landlord shall give notice to Tenant of any increases in Impositions. In the event Landlord elects not to contest any Impositions, then Tenant shall have the right to contest such Impositions upon written notice to Landlord. Landlord and Tenant agree that each such contest shall be promptly prosecuted to a final conclusion. If necessary in the prosecution of any such contest by Landlord or Tenant, the non-prosecuting party shall join as a party to such contest, and the prosecuting party shall pay, and save the non-prosecuting party, or the non- prosecuting party’s mortgagee, if any, harmless

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against, any and all losses, judgments, decrease and costs (including reasonable attorneys' fees and expenses) in connection with any such contest and shall, promptly after the final settlement, compromise, or determination of such contest, fully pay and discharge the amounts that shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, and perform all acts, the performance of which shall be ordered or decreed as a result thereof. No such contest by Tenant shall subject Landlord to the risk of any civil or criminal liability.

ARTICLE VIII

DAMAGE OR DESTRUCTION BY FIRE OR OTHER CASUALTY

If, during the Term, the Premises, or the Property comprising part of the Premises, is partially or totally damaged or destroyed by fire or other casualty, Tenant shall, at its sole cost and expense, repair and restore the Premises and/or the Property, as applicable, as speedily as possible, to the value, character and condition existing prior to such damage or destruction in accordance with the provisions of this Lease applicable to maintenance and repair, alterations and restoration, regardless of whether Tenant receives sufficient insurance proceeds, subject to the provisions below. Where insurance proceeds are available, Tenant shall not be obligated to begin to repair and restore the Property until such time as such insurance proceeds have been made available to Tenant; provided, however, that Tenant shall take reasonable steps to ensure that the affected Property is secure and does not pose unreasonable risk of harm to adjoining property and/or persons. Upon the written request of Tenant (accompanied by evidence reasonably satisfactory to Landlord that such amount has been paid or is due and payable and is properly part of such costs), Landlord shall promptly make available in installments, an amount up to but not exceeding the amount of any insurance proceeds received by Landlord with respect to such casualty. Landlord shall use commercially reasonable efforts in good faith to cause insurance proceeds to be made available to Tenant by Landlord or Landlord’s Mortgagee for purposes of such repair and restoration. Provided that Landlord has received evidence reasonably satisfactory to Landlord that the Premises and Property have been restored and repaired to at least the value, character and condition existing prior to such damage or destruction, then Tenant shall be entitled to keep any portion of the insurance proceeds which may be in excess of the cost of restoration. Tenant shall bear all additional costs of such restoration in excess of the insurance proceeds. There shall be no abatement or reduction of any Rent under this Lease due to any such damage, destruction or repair or restoration and Tenant shall have no right to terminate this Lease. Notwithstanding anything to the contrary contained herein, if the Property comprising the Premises is totally destroyed by fire or other casualty, or, as to a material portion of the Property, is partially destroyed by fire or other casualty and the time to restore the Property is reasonably estimated to take longer than one hundred eighty (180) days, and fewer than two (2) years remain in the Term at the time of the casualty, then Tenant shall have the right to cancel and terminate this Lease upon written notice to Landlord, provided within 60 days of the date of the casualty, in which case Landlord shall be entitled to such insurance proceeds. Upon Tenant’s notice to Landlord of Tenant’s election to terminate this Lease, the Lease shall automatically terminate, and the Term hereof shall come to an end with the same force and effect as if the Term of the Lease, by the terms and provisions hereof, were to expire on such date.

ARTICLE IX

INSURANCE AND WAIVER OF SUBROGATION

Section 9.1. Property Insurance. Tenant shall, at Tenant's cost and expense, insure the Premises against loss or damage normally covered under commercial property insurance policies (including rent loss and/or business interruption) and otherwise with such coverages, deductibles (not to exceed $25,000.00), sub-

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limits, and exclusions as are typical for owners of real estate similar to the Premises from time to time and/or as are required by applicable law. Such insurance shall be for the full insurable value (actual replacement value without deduction for physical deterioration) of the Premises, shall name Landlord as an additional insured, Landlord's Mortgagee as first mortgagee/secured party, and Tenant, Landlord and Landlord's Mortgagee as loss payees, and shall provide that the insurer shall endeavor to provide at least thirty (30) days' prior written notice of cancelation or change of the insurance policy to Landlord, Tenant and the Landlord’s Mortgagee. Tenant shall, from time to time and upon the written request of Landlord or the Landlord’s Mortgagee, furnish the requesting party with certificates of insurance demonstrating that such insurance is in full force and effect. Landlord shall use commercially reasonable efforts in good faith to cause Landlord’s Mortgagee to make insurance proceeds available to Tenant for purposes of such repair and restoration of the Premises (and the Property comprising part of the Premises), as provided in Article VIII above.

Section 9.2. Liability and Other Insurance. Tenant shall, at Tenant's cost and expense, obtain and keep in force a policy or policies of commercial general liability insurance covering the Premises and any losses or claims arising in whole or in part from the use of the Premises, naming Landlord and Landlord’s Mortgagee as additional insureds, which as of the Commencement Date shall be with minimum single limit of coverage for any one occurrence of not less than $1,000,000 with an aggregate of not less than $2,000,000 and an excess liability policy of not less than $5,000,000 on a per location basis. Tenant's liability insurance shall provide that it is primary coverage and not excess over or contributory with any other insurance coverage (including any other insurance maintained by Landlord or Tenant). All such insurance shall provide that the insurer shall endeavor to provide at least thirty (30) days' prior written notice of cancelation or change of the insurance policy to Landlord, Tenant and the Landlord’s Mortgagee. Tenant shall from time to time upon the written request of the Landlord (or Landlord’s Mortgagee) furnish to the requesting party certificates of insurance demonstrating that all such insurance is in full force and effect. Tenant shall not maintain deductibles in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) without Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.

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Section 9.3. Additional Insurance. Tenant shall, at Tenant's cost and expense, obtain and keep in force a policy or policies of the following insurance covering the Premises:

(i)If the Premises, or any part thereof, is located within a one hundred (100) year flood plain area designated by Federal Emergency Management Agency, federal flood and excess flood, in such amounts as may be customary for comparable properties in the area and if available from insurance companies authorized to do business in the state in which the Premises are located at rates which are economically practicable in relation to the risks covered.

(ii)If Tenant shall engage or cause to be engaged any contractor to perform work any Alterations in, on or about the Premises, the estimated cost of which will exceed $250,000.00, Tenant shall require such contractor to carry and maintain, at no expense to Landlord, commercial general liability insurance, builder's risk insurance, including but not limited to contractor's liability coverage, completed operations coverage, broad form property damage endorsement, workers compensation, and contractor's protection liability coverage in such amounts and with such deductibles and such companies as are customary for the Alterations to be performed. Upon Landlord or Landlord's Mortgagee's written request, Tenant shall provide evidence of that such insurance is in full force and effect.

(iii)Rental loss insurance in an amount equal to at least twelve (12) months’ Base Rent.  Landlord shall be named additional insured on such policy.

(iv)Comprehensive Boiler and Machinery or Equipment Breakdown Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, and other building equipment including HVAC units located in or about the Premises and in an amount equal to the lesser of 25% of the 100% replacement cost of the Premises or $5,000,000.00.

(v)Automobile liability insurance, including owned, non-owned and hired car liability insurance for combined limits of liability of $5,000,000.00 per occurrence. The limits of liability can be provided in a combination of an automobile liability policy and an umbrella liability policy.

(vi)Workers’ compensation and Employers Liability insurance with statutorily mandated limits covering all persons employed by Tenant on the Premises in connection with any work done on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

Section 9.4. Waiver of Subrogation. Any insurance maintained by either Landlord or Tenant shall provide that, to the extent permitted by law, the insurer waives all rights of subrogation against the Landlord, Tenant, as applicable, and their agents or employees, with respect to losses payable under the policy.

Section 9.5.Insurance Company Rating Requirements. All policies of insurance required under this Lease shall be placed with insurance companies having claims paying ratings no lower than A.M. Best "A-" or equivalent NAIC rating, from time to time.

ARTICLE X

EMINENT DOMAIN

Section 10.1. Total Condemnation. If all or substantially all of the Premises is taken under the power of eminent domain by, or conveyed in lieu of such exercise to, any public authority, including a permanent taking of such a substantial part of the Premises resulting in the portion of the Premises remaining after such condemnation being unsuitable for the Permitted Use, as determined by Tenant in the exercise of good faith

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business judgment (and Tenant provides to Landlord an officer’s certificate executed by an officer of Landlord certifying to the same) (a “Total Condemnation”) then Tenant’s obligations under this Lease shall terminate as of the date upon which title to the Premises shall become vested in the condemning authority, all condemnation proceeds, awards and damages payable for any condemnation of the Premises (the “Award”) shall belong to Landlord, and the Lease shall automatically terminate, and the Term hereof shall come to an end with the same force and effect as if the Term of the Lease, by the terms and provisions hereof, were to expire on such date.

Section 10.2. Partial Condemnation. In the event of a taking which is not a Total Condemnation (a “Partial Condemnation”), Tenant’s obligations as to the Premises shall not terminate, Rent shall not abate or be reduced, and Tenant shall, at its sole cost and expense but subject to the proceeds made available to Tenant as a result of such Partial Condemnation, restore the balance of the Premises to the same condition, as nearly as practicable, as prior to such Partial Condemnation, under the provisions of this Lease. The Award resulting from such taking or conveyance shall be payable to Landlord. Landlord shall use commercially reasonable efforts in good faith to cause such proceeds to be made available to Tenant for such purpose. Upon the written request of Tenant (accompanied by evidence reasonably satisfactory to Landlord that such amount has been paid or is due and payable and is properly part of such costs), Landlord shall promptly make available in installments, an amount up to but not exceeding the amount of any Award received by Landlord with respect to such Partial Condemnation. Landlord shall be entitled to keep any portion of the Award which may be in excess of the cost of restoration, and Tenant shall bear all additional costs of such restoration in excess of the Award. Notwithstanding anything to the contrary contained herein, if fewer than two (2) years remain in the Term at the time of the Partial Condemnation, then Tenant shall have the right to cancel and terminate this Lease upon written notice to Landlord, provided within 60 days of the date of the Partial Condemnation, in which case Landlord shall be entitled to such condemnation proceeds. Upon Tenant’s notice to Landlord of Tenant’s election to terminate this Lease, the Lease shall automatically terminate, and the Term hereof shall come to an end with the same force and effect as if the Term of the Lease, by the terms and provisions hereof, were to expire on such date.

ARTICLE XI

ASSIGNMENT AND SUBLETTING

Section 11.1 Assignment and Sublease upon Landlord Approval. Tenant shall not assign, mortgage or otherwise encumber this Lease or sublet the whole or any part of the Premises, whether voluntarily or by operation of law (collectively, “Assignments”), or permit the use or occupancy of the Premises by anyone other than Tenant or for any use other than the use described in Section 1.5 hereof, without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed. The consent by Landlord to any Assignment, or Landlord’s collection or acceptance of Rent from any such assignee, subtenant or other occupant (collectively “Assignee”), shall not constitute a waiver or release of Tenant of any covenant or obligation contained in this Lease or approval of any Assignment that has not been approved by Landlord in writing. Consent by Landlord in one or more instances to any Assignment shall not be construed to relieve Tenant from the requirement of obtaining Landlord’s consent to any future Assignment. If Tenant desires to enter into an Assignment, Tenant shall give Landlord written notice at least thirty (30) days in advance of the date on which the Assignment is to take effect, such notice to include the terms and conditions of the proposed Assignment, financial information on the proposed Assignee and other information as Landlord may reasonably request relating to the proposed Assignment and Assignee. If Landlord fails to consent within ten (10) business days after receipt of Tenant’s written request and all such other information required to be submitted to Landlord with such request, Tenant shall send Landlord written notice of such failure, which notice shall include, in all capital letters, the following: “THIS SHALL SERVE AS A SECOND NOTICE OF TENANT’S REQUEST FOR LANDLORD’S CONSENT TO A PROPOSED

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ASSIGNMENT OF THE LEASE. FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS SHALL BE CONCLUSIVELY DEEMED LANDLORD’S APPROVAL OF SUCH REQUEST.” If Landlord does not respond within ten (10) business days after receipt of such notice, Landlord shall be deemed to have consented to Tenant’s request for such Assignment.

In the event of any Assignment permitted under the terms of this Article XI, then: (i) Tenant, and any subsequent assignee who in turn enters into an Assignment, shall each remain fully and primarily liable for all of the obligations of Tenant under this Lease (regardless of any subsequent amendment or modification of this Lease and regardless of any further Assignments, all of which are hereby deemed to be consented to by Tenant and subsequent Assignees); (ii) the Premises shall only be used or occupied for the use described in Section 1.5 hereof; (iii) each assignee must agree in writing to assume the obligations of Tenant under this Lease by agreement satisfactory to Landlord and delivered to Landlord on or before the date that the Lease assignment is effective.

Section 11.2 Permitted Sublease. Notwithstanding anything to the contrary contained herein, Tenant may sublet the Premises, in whole or in part, without Landlord’s consent (“Permitted Subleases”) provided that, at all times: (i) the sublease is expressly subject and subordinate to this Lease;

(ii) Tenant shall remain primarily liable for all of Tenant's obligations under this Lease; (iii) the sublease shall not contain any terms inconsistent with this Lease (or if so, the terms of this Lease shall control);

(iv) the rent due under any Permitted Sublease shall be fixed rent and shall not be based on the net profits of any subtenant; (v) Tenant shall promptly provide Landlord with any notice of default received by Tenant from any subtenant or any notice of default sent by Tenant to any subtenant and Tenant shall furnish Landlord with any and all information requested by Landlord reasonably necessary for a determination of the status of any sublease; and (vi) unless otherwise mutually agreed upon by Landlord and the related subtenant, the Permitted Sublease shall terminate upon the expiration or sooner termination of this Lease (including any renewals hereof), provided that the related subtenant agrees to attorn to Landlord if Landlord elects to assume the Permitted Sublease following a termination of this Lease. Tenant agrees to promptly notify Landlord in writing of all Permitted Subleases the Tenant enters into under this Lease. Landlord may accept Rent, Additional Rent, and any other sums that may become due under this Lease directly from any subtenant as agent for Tenant, provided that Landlord shall apply any sums so accepted as a credit towards Rent owed by Tenant. Tenant shall obtain Landlord’s prior written approval for any other subleases, which approval may not be unreasonably withheld, conditioned or delayed.

Section 11.3 Intentionally omitted.

Section 11.4 Permitted Assignment.   Notwithstanding anything to the contrary contained in this Article XI and provided that no Event of Default has occurred and is continuing at the time of the proposed assignment or other transfer, and provided further that any assignee agrees to assume all of Tenant’s obligations under this Lease, Tenant shall have the right to assign or otherwise transfer all, but not less than all, of its interest in, to and under this Lease without Landlord’s consent to (i) an Affiliate of Tenant, (ii) any entity which purchases or otherwise acquires all or substantially all of the assets or equity interest of Tenant in a bona fide sale for fair market value, or (iii) a Qualified Operator (each, a “Permitted Transfer”). A “Qualified Operator” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, governmental authority or any other form of entity (a “Person”) who, following the consummation of the assignment contemplated herein, for two (2) consecutive years immediately prior to the date of assignment or transfer, (A) has a CFCCR (defined below) of at least 2.0x; (B) generates EBITDAR (defined below) of at least $10,000,000, and (C) has an Effective Debt to EBITDAR ratio no greater than 4.0x; provided, however, that Tenant may satisfy the foregoing conditions of a Qualified Operator by providing, or

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causing to be provided, a guaranty agreement, in form and substance reasonably acceptable to and approved by Landlord, in writing, which guaranty shall be from an entity that meets the requirements of (A), (B) and (C) set forth in this Section

11.04. In the event that Tenant effects a Permitted Transfer pursuant to clause (iii), Tenant shall be released from any liability arising under this Lease from and after the date of such assignment. In the event that Tenant effects a Permitted Transfer pursuant to clauses (i) or (ii), Lessee shall not be released from liability under this Lease.

For purposes hereof:

“CFCCR” means with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (i) the sum of Consolidated Net Income (excluding non-cash income), Depreciation and Amortization, Interest Expense, income taxes, Operating Lease Expense and non-cash expenses to (ii) the sum of Operating Lease Expense (excluding non-cash rent adjustments), scheduled principal payments of long term Debt, scheduled maturities of all Capital Leases, dividends and Interest Expense (excluding non-cash interest expense and amortization of non-cash financing expenses). For purposes of calculating the CFCCR, the following terms shall be defined as set forth below:

“Capital Lease” shall mean all leases of any property, whether real, personal or mixed, by a Person, which leases would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person. The term “Capital Lease” shall not include any operating lease.

“Consolidated Net Income” shall mean with respect to the period of determination, the net income or net loss of a Person. In determining the amount of Consolidated Net Income, (i) adjustments shall be made for nonrecurring gains and losses or non-cash items allocable to the period of determination, (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense, Operating Lease Expense, and (iii) no deductions shall be made for income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP.

“Debt” shall mean with respect to a Person, and for the period of determination (i) indebtedness for borrowed money, (ii) subject to the limitation set forth in sub item (iv) below, obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (iv) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, except for guaranty obligations of such Person, which, in conformity with GAAP, are not included on the balance sheet of such Person.

“Depreciation and Amortization” shall mean the depreciation and amortization accruing during any period of determination with respect to a Person, as determined in accordance with GAAP.

“Interest Expense” shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of a Person, as determined in accordance with GAAP.

“Operating Lease Expense” shall mean the sum of all payments and expenses incurred by a Person, under any operating leases during the period of determination, as determined in accordance with GAAP.

“EBITDA” means for the twelve (12) month period ending on the date of determination, the sum of a Person’s net income (loss) for such period plus, in each case to the extent previously deducted in calculating

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net income (loss): (i) income taxes, (ii) interest payments on all of its debt obligations (including any borrowings under short term credit facilities), (iii) all non-cash charges including depreciation and amortization, and (iv) Non-Recurring Items (defined below).

“EBITDAR” means the sum of a Person’s EBITDA and its total land and building rent for the twelve (12) month period ending on the date of determination.

“Effective Debt” shall mean, for the period of determination, the sum of (i) the Person’s Debt and

(ii) eight (8) multiplied by the annual rental payments due under leases which should not be, in accordance with GAAP, recorded as Capital Leases.

“Lease Adjusted Leverage” means with respect to a Person, as of any applicable date, the sum of

(i)ten (10) times such Person’s total land and building rent for the twelve (12) month period ending on the date of determination, and (ii) the total current balance of such Person’s total debt obligations (including any borrowings under short term credit facilities) on such date, divided by EBITDAR.

“Non-Recurring Items” shall mean with respect to a Person, items of the sum (whether positive or negative) of revenue minus expenses that, in the judgment of Landlord, are unusual in nature, occur infrequently and are not representative of the ongoing or future earnings or expenses of such Person.

ARTICLE XII

END OF TERM

Tenant shall surrender actual and exclusive possession of the entirety of the Premises to Landlord at the end of the Term, in good condition with all maintenance and repairs required under Section 6.1 complete, and otherwise in compliance with this Lease, subject only to such subleases, tenancies and occupancies permitted to remain in effect beyond the expiration of the Term. Additionally, upon request by Landlord at least sixty (60) days prior to the end of the Term, on or before the expiration date of the Term, Tenant shall remove the laboratory space improvements and repair any damage caused by such removal.

ARTICLE XIII

EVENTS OF DEFAULT; LANDLORD’S REMEDIES; EXPENSES OF ENFORCEMENT

Section 13.1. Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Lease:

(i)Tenant shall fail to pay when due any Rent or other amount owed to Landlord under this Lease, and such failure shall continue for a period of five (5) days from the date such payment was due; provided, however, in any given twelve (12) month period (the “Period”), Tenant shall be entitled to written notice from Landlord for the first occasion in such Period that Tenant has not paid the foregoing amounts when due, and Tenant shall not be in default hereunder until five (5) days after such written notice has been given by Landlord; and further provided, Landlord shall not be obligated to give more than one (1) such written notice in any Period, and any failure by Tenant to pay the foregoing amounts within five (5) days after the same are due in any Period after Landlord has given Tenant one (1) previous written notice shall be considered an Event of Default; or

(ii)Tenant shall fail to perform any other covenant or agreement in this Lease or the Title Matters and such failure shall continue for a period of thirty (30) days after receipt of written notice from

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Landlord (or if such failure is not capable of being cured within thirty (30) days, provided that Tenant has commenced such cure within the thirty (30) day period and is diligently proceeding to cure such failure), or if any such failure involves a hazardous condition or a failure to maintain insurance required by the Lease, such failure is not cured by Tenant promptly upon notice to Tenant; or

(iii)Tenant or Guarantor shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file or have filed against it a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such proceeding shall not be vacated or discharged within thirty (30) days, or shall be adjudicated insolvent or bankrupt, or a receiver, trustee, custodian or other similar official shall be appointed for Tenant or for all or any substantial part of its property, or a substantial part of its property shall be attached, executed upon or otherwise impressed with a lien in favor of one or more creditors, and such appointment, attachment, execution or lien shall not be vacated or discharged within thirty (30) days; or

(iv)Tenant dissolves or liquidates; or

(v)There is an Event of Default or other breach under the Guaranty continuing beyond the passage of all applicable notice and cure or grace periods; or

(vi)Prior to any expiration of the Letter of Credit (defined below), Tenant shall fail to provide to Landlord evidence satisfactory to Landlord in its sole discretion that either (i) the Letter of Credit will be renewed by Tenant’s Lender (defined below) upon the same terms and conditions, or (ii) Landlord’s first position lien on Tenant’s Personalty set forth in Section 15.7 of this Lease shall be restored such that Landlord’s first position lien is no longer subordinate to Tenant’s Lender or any other parties.

Section 13.2. Termination of Lease; Reletting. Upon the occurrence of any Event of Default, in addition to any other remedies provided by law, Landlord may terminate this Lease, or Landlord may, without terminating this Lease, re-enter the Premises or any property comprising part of the Premises and dispossess Tenant and remove Tenant’s effects and relet the portion of the Premises occupied by Tenant for the account of Tenant for such rent and on such terms as shall be satisfactory to Landlord, crediting the actual proceeds of reletting (after deducting the costs and expenses of re- entry, alterations and additions and the expense of reletting) to the unpaid amounts due under this Lease during the remainder of the Term and Tenant shall remain liable to Landlord for the balance owed. Tenant shall not be entitled to any rents received by Landlord which exceed the balance owed by Tenant to Landlord calculated as provided in the immediately preceding sentence. Landlord shall use reasonable efforts to relet the Premises or any part thereof for such Rent and upon such terms as Landlord shall reasonably determine (including the right to relet the Premises for a greater or lesser Term than that remaining under this Lease, the right to relet the Premises as a part of a larger area, and the right to change the character or use made of the Premises) and Landlord shall not be required to accept any tenant offered by Tenant, to observe any instructions given by Tenant about such reletting, to lease the Premises prior to other vacant space owned, controlled or managed by Landlord or an affiliate of Landlord, to expend sums to lease the Premises, or to lease the Premises at below market rates. In any such case, Landlord may make repairs, alterations and additions in or to the Leased Premises, and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall, upon demand, pay the cost thereof, together with Landlord's expenses of reletting including, without limitation, any broker's commission incurred by Landlord. If the consideration collected by Landlord upon any such reletting plus any sums previously collected from Tenant are not sufficient to pay the full amount of all Rent, including any amounts treated as Additional Rent hereunder and other sums reserved in this Lease for the remaining Term hereof, together with the costs of repairs, alterations, additions, redecorating, and Landlord's expenses of reletting and the collection of the Rent

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accruing therefrom (including attorneys' fees and brokers' commissions), Tenant shall pay to Landlord the amount of such deficiency upon demand and Tenant agrees that Landlord may file suit to recover any sums falling due under this Paragraph from time to time on one or more occasions, without the necessity of Landlord's waiting until expiration of the Term

Section 13.3. Termination of Lease; Money Judgment. Upon termination of this Lease as a result of the occurrence of an Event of Default, Landlord shall be entitled as final and liquidated damages to a money judgment against Tenant in the amount of the aggregate of the following: (i) all unpaid Rent due on or before the date of termination, together with interest thereon at the Interest Rate; (ii) the excess, if any, of all Rent which would have become due on or before the date of the judgment but for the termination over the fair market rental value of the Premises for such period, taking into account a reasonable vacancy and lease up factor, together with interest thereon at the Interest Rate; and (iii) the excess, if any, of all Rent which would come due after the date of the judgment but for the termination of this Lease over the fair rental value of the Premises for such period, taking into account a reasonable vacancy rate and lease up factor, discounted to present value using as a discount factor the discount rate of the Federal Reserve Bank of Chicago in effect at the time of judgment.

Section 13.4. Expenses of Enforcement. If, at any time during the Term of this Lease, either Landlord or Tenant shall institute any action or proceeding against the other which is related to or arises out of the provisions of this Lease or any default hereunder, then the non-prevailing party shall pay the reasonable costs and expenses of the prevailing party, including, without limitation, reasonable attorneys' fees and expenses.

Section 13.5. Landlord's Right to Cure. Landlord may assign its rights under this Section to the Landlord’s Mortgagee. If Tenant shall fail to make any payment, or to perform any act required to be made or performed under this Lease and to timely cure the same, Landlord, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Premises (or the Property comprising the Premises) for such purpose and take all such action thereon as, in Landlord's opinion, may be necessary or appropriate therefore, and no such entry shall be deemed an eviction of Tenant. Tenant shall immediately repay the same to Landlord, upon demand, together with all costs and expenses so incurred, together with a late charge thereon, all to the extent permitted by law, at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord. The obligations of Tenant and rights of Landlord contained in this Article shall survive the expiration or earlier termination of this Lease.

Section 13.6. Bankruptcy of Tenant.

(a)In the event that Tenant shall become a debtor in a case filed under Chapter 7 of the Bankruptcy Code and Tenant's trustee or Tenant shall elect to assume this Lease for the purpose of assigning the same or otherwise, such election and assignment may be made only if the provisions of Section 13.6.(b) and Section 13.6.(c) are satisfied as if the election to assume were made in a case filed under Chapter 11 under Title 11 of the United States Code (the “Bankruptcy Code”).

(b)(i)       In the event that Tenant shall become a debtor in a case filed under Chapter 11 of the Bankruptcy Code, or in a case filed under Chapter 7 of the Bankruptcy Code which is converted to a case under Chapter 11 of the Bankruptcy Code, Tenant's trustee or Tenant, as debtor-in- possession, must elect to assume this Lease within the time period specified by Section 365(d)(4) of the Bankruptcy Code or Tenant's trustee or the debtor-in- possession shall be deemed to have rejected this Lease. In the event that Tenant, Tenant's trustee or the debtor-in-possession has failed to perform all of Tenant's obligations under this Lease within the time periods (excluding grace periods) required for such performance, no election by Tenant's

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trustee or the debtor-in-possession to assume this Lease, whether under a case filed under Chapter 7 or Chapter 11, shall be permitted or effective unless each of the following conditions has been satisfied:

(1)Tenant's trustee or Tenant, as debtor-in- possession, has cured all Events of Default under this Lease (except any Events of Default that Tenant's trustee or Tenant, as debtor-in- possession, are excused from curing under Section 365(b)(1)(A) of the Bankruptcy Code) , or has provided Landlord with adequate assurance that Tenant will promptly cure all Events of Default (except any Events of Default that Tenant's trustee or Tenant, as debtor-in- possession, are excused from curing under Section 365(b)(1)(A) of the Bankruptcy Code) within a reasonable period of time as determined by the Bankruptcy Court.

(2)Tenant's trustee or Tenant, as debtor-in-possession, has compensated Landlord, or has provided Landlord with adequate assurance that Tenant's trustee or Tenant, as debtor-in-possession, will promptly compensate Landlord, for any actual pecuniary loss incurred by Landlord arising from the default of Tenant, Tenant's trustee, or Tenant as debtor-in-possession under the Lease.

(3)Tenant's trustee or Tenant, as debtor-in-possession, has provided Landlord with adequate assurance of future performance under the Lease.

(4)The assumption of this Lease will not breach or cause a default under any provision of any other lease, mortgage, financing arrangement or other agreement by which Landlord is bound.

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(ii)For purposes of this Section 13.6(b), Landlord and Tenant acknowledge that adequate assurance of future performance shall mean: (1) Tenant's trustee or the debtor-in- possession has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that sufficient funds will be available to fulfill the obligations of Tenant under this Lease, (2) there shall have been deposited with Landlord, or the Bankruptcy Court shall have entered an order segregating, sufficient cash payable to Landlord, (3) Tenant's trustee or the debtor-in-possession shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Tenant, Tenant's trustee or the debtor-in-possession, acceptable as to value and kind to Landlord, to secure to Landlord the obligation of Tenant, Tenant's trustee or the debtor-in-possession to cure the Events of Default under this Lease, monetary and/or non-monetary, or (4) the Bankruptcy Court has determined that Tenant's trustee or Tenant, as debtor-in- possession, has provided Landlord with adequate assurance of future performance as required under Section 365(b)(1)(C) of the Bankruptcy Code and applicable law.

(c)If Tenant's trustee or the debtor-in-possession has assumed this Lease pursuant to the terms and provisions of Section 13.6.(a) or Section 13.6.(b) for the purpose of assigning (or elects to assign) this Lease, this Lease may be so assigned only if the proposed Assignee provides Landlord with adequate assurance of future performance of all of the terms, covenants and conditions of this Lease as required by Section 365(f)(2)(B) of the Bankruptcy Code. Landlord shall be entitled to receive all cash proceeds of such assignment; provided that, Tenant's trustee or Tenant, as debtor-in-possession, shall be entitled to receive any proceeds that exceed the full amount of Landlord’s right to a monetary cure claim amount, if any. As used herein "adequate assurance of future performance" shall mean no less than that each of the following conditions has been satisfied:

(i)The Bankruptcy Court has determined that Assignee has provided Landlord with adequate assurance of future performance as required under Section 365(f)(2)(B) of the Bankruptcy Code and applicable law, or the Assignee has furnished Landlord with either (2) (x) a copy of a credit rating of Assignee which Landlord reasonably determines to be sufficient to assure the future performance by Assignee of Tenant's obligations under this Lease and (y) a current financial statement of Assignee audited by a certified public accountant indicating a net worth and working capital in amounts which Landlord reasonably determines to be sufficient to assure the future performance by Assignee of Tenant's obligations under this Lease, or (3) a guarantee or guarantees, in form and substance satisfactory to Landlord, from one or more persons with a credit rating and net worth equal to or exceeding the credit rating and net worth of Tenant as of the date hereof.

(ii)Landlord has obtained all consents or waivers from others required under any lease, mortgage, financing arrangement or other agreement by which Landlord is bound to permit Landlord to consent to such assignment.

Section 13.7. Tenant Dispute. Landlord shall not seek to terminate the Lease or Tenant’s right of possession for reason of a monetary default, other than a default for failure to pay Base Rent, if Tenant is then in good faith contesting the existence of such default or the amount of money due to Landlord, provided that the Tenant shall pay to Landlord the amount the Tenant concedes is due plus fifty percent (50%) of the difference between the amount Tenant concedes is due and the amount Landlord claims is due and shall agree in writing to remedy the default if the amount the Landlord claims is due is subsequently determined to be correct.

Section 13.8. Landlord Default. If Landlord fails to perform any of Landlord’s obligations under this Lease, which failure continues for more than thirty (30) days after Tenant’s delivery of written notice to Landlord specifying such failure, or if such failure is of a nature to require more than thirty (30) days for

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remedy and continues beyond the time reasonably necessary to cure (and Landlord has not undertaken procedures to cure the failure within such thirty (30) day period and diligently pursued such efforts to complete such cure), Tenant may, in addition to any other remedy available at law or in equity, after a second written notice to Landlord and Landlord’s failure to cure within ten (10) business days after receipt of such second written notice, at its option, incur any expense necessary to perform the obligation of Landlord specified in such notice and invoice Landlord for the cost thereof. Landlord shall reimburse Tenant for the cost thereof within thirty (30) days of Landlord’s receipt of any such invoice.

ARTICLE XIV

HOLDING OVER IN POSSESSION

If Tenant shall retain possession of all or any part of the Premises beyond the expiration or termination of this Lease, Tenant (i) shall pay to Landlord one hundred twenty five percent (125%) of the Base Rent payable for the last month of the Term of this Lease and any Additional Rent due to Landlord for each month that Tenant holds possession of any part of the Premises after expiration or termination of this Lease; (ii) shall also pay all actual costs incurred and damages sustained by Landlord on account of such holding over; and (iii) such tenancy shall be month to month and otherwise upon such terms and conditions (including rent) as Landlord shall specify.

ARTICLE XV

MORTGAGES

Section 15.1. Subordination and Attornment. This Lease shall at all times be automatically subject and subordinate to the lien of any Mortgage that may be placed upon the Premises by Landlord, or any part thereof, and to all amounts secured thereby, and to all renewals, replacements and extensions of any of the foregoing, except to the extent that any Mortgage provides otherwise, upon the condition that Tenant shall have the right to remain in possession of the Premises under the terms of this Lease, notwithstanding any default in such Mortgage, or after the foreclosure of such Mortgage, so long as no Event of Default shall have occurred and be continuing. Tenant further agrees that, in the event of a foreclosure of any Mortgage or of a conveyance in lieu thereof, it will attorn to the mortgagee or to the purchaser at any foreclosure sale, as the case may be, upon the condition that such mortgagee or purchaser shall agree in writing to recognize Tenant and this Lease, so long as Tenant is not then in default. Tenant shall at Landlord's request execute a commercially reasonable subordination, nondisturbance and attornment agreement (“SNDA”) or such further instruments or assurances as any mortgagee or purchaser may request to evidence: (i) the subordination of this Lease or to acknowledge the superiority of this Lease, as the case may be, (ii) Tenant's attornment agreement, and/or (iii) the acknowledgment of the express obligations of Tenant to the Landlord's Mortgagee that are provided for in this Lease, provided that such instruments and assurances are on terms reasonably acceptable to Tenant.

Section 15.2. No Personal Liability. In no event shall any mortgagee of the Premises, or any part thereof, its nominee, or the purchaser at a foreclosure sale have any personal liability whatsoever for any representations, warranties, covenants or agreements of Landlord hereunder or in connection herewith, or any liability for any security deposit or other sums deposited with Landlord, or for any previous prepayment of Rent to Landlord.

Section 15.3. Notices to Mortgagee and Mortgagee Right to Cure. Provided Tenant receives written notice of the name and address of Landlord's Mortgagee having an interest in the Premises, Tenant agrees that in the event of any default by Landlord hereunder, Tenant shall send written notice of the default to Landlord's

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Mortgagee.   The rights of Landlord’s Mortgagee upon receipt of such notice shall be as set forth in the SNDA. Nothing in this Section 15.3. shall be construed to require Landlord's Mortgagee to cure a default by Landlord.

Section 15.4. Foreclosure; Deed in Lieu of Foreclosure. The provisions of this Article XV shall apply in the event of a foreclosure of any Mortgage or conveyance in lieu of foreclosure, notwithstanding the fact that the mortgagee thereunder may, directly or indirectly, own or have an interest in Landlord or an interest in the Premises in addition to its interest under such Mortgage.

Section 15.5. Estoppel Certificates. From time to time upon written request of Landlord or Tenant, the other shall deliver to the requesting party within fifteen (15) days, a statement in writing by such party or its duly authorized representative having knowledge of the following facts, certifying (i) that this Lease is unmodified and in full force and effect or, if there have been modifications, an itemized description of such modifications and that this Lease as modified is in full force and effect; (ii) the dates to which Rent and other amounts payable hereunder have been paid; (iii) that the requesting party is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; and (iv) such further matters as may be reasonably requested by the requesting party. It is the intention of the parties that any such statement may be relied upon by any auditors, accountants, lenders, prospective lenders, mortgagees or prospective mortgagees, or any prospective or subsequent purchaser or transferee of all or a part of Landlord's interest in the Premises. In connection with the financing, sale or transfer of the Premises by Landlord, Tenant shall execute and deliver to Landlord whatever instruments may be required by Landlord for such purposes, or Tenant shall be in default under this Lease upon the expiration of such 15-day period.

Section 15.6. Mortgage and Other Obligations Binding on Tenant. Any and all obligations of and limitations on Landlord under any Mortgage on the Premises, or any part thereof, including, without limitation, payment of property taxes and expense reimbursements, lien prohibitions, maintenance, repair, alterations, replacements and restoration obligations, required insurance coverages, and restrictions on use of insurance and condemnation proceeds, shall be binding on and be the responsibility of Tenant, subject to the provisions of this Lease and the provisions of the SNDA. Tenant shall not be permitted to mortgage, pledge, grant or assign a security interest in its leasehold and contract rights hereunder without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Landlord and Tenant shall not modify this Lease without the express prior written consent of the Landlord’s Mortgagee.

Section 15.7. Landlord’s Lien and Security Interest. Tenant agrees that Landlord shall have a landlord’s lien, and Tenant additionally hereby separately grants to Landlord a first and prior security interest, in, on and against all of Tenant’s right, title and interest in, to and under all “goods” (excluding “inventory,” and including, without limitation, all “equipment,” “fixtures,” appliances and furniture (as “goods,” “inventory,” “equipment” and “fixtures” are defined in the applicable Uniform Commercial Code then in effect in the applicable jurisdiction)) from time to time situated on or used in connection with the Premises, whether now owned or held or hereafter arising or acquired, together with all replacements and substitutions therefore (including insurance proceeds and any title and UCC insurance proceeds) and products thereof, and, in the case of tangible collateral, together with all additions, attachments, accessions, parts, equipment and repairs now or hereafter attached or affixed thereto or used in connection therewith (collectively, the “Personalty”), which lien and security interest shall secure the payment of all Rent and other monetary obligations payable by Tenant to Landlord under the terms hereof and all other obligations of Tenant to Landlord under this Lease.   Notwithstanding anything to the contrary contained herein, Landlord’s security interest shall not apply to cash or accounts receivables. Tenant agrees that Landlord may file such documents as Landlord then deems appropriate or necessary to perfect and maintain said lien and security interest, and expressly acknowledges and agrees that, in addition to any and all other rights and remedies of Landlord whether hereunder or at law or in equity, in the event of an Event of Default of Tenant hereunder, Landlord

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shall have any and all rights and remedies granted a secured party under the Uniform Commercial Code then in effect in the state where the Premises is located. Tenant covenants to promptly notify Landlord of any changes in Tenant’s name and/or organizational structure which may necessitate the execution and filing of additional financing statements; provided, however, the foregoing shall not be construed as Landlord’s consent to such changes.

As of the Effective Date, Landlord has agreed to subordinate its first position lien on Tenant’s Personalty to Hamilton State Bank (“Tenant’s Lender”); provided that Tenant provides Landlord with a letter of credit from Tenant’s Lender for the benefit of Landlord in an amount equal to $509,780.97 and in form and substance reasonably acceptable to Landlord (the “Letter of Credit”), as additional security under the Lease.

ARTICLE XVI

CERTAIN RIGHTS OF LANDLORD

Section 16.1. Right of Entry.   Upon at least twenty-four (24) hours advance written notice, except in the event of an emergency, in which case Landlord shall only be required to give such notice as is reasonably practical under the circumstances, and at such times reasonable under the circumstances, Landlord reserves, and shall at all times have, the right to enter the Premises, or any part thereof, accompanied by a representative of the Tenant, to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to show the Premises, or any part thereof, and to alter, improve, or repair the Premises and any portion of the Premises without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures in and through the Premises, or any part thereof, where required by the character of the work to be performed; provided entrance to the Premises, or any part thereof, shall not be denied Tenant, further provided that the business of Tenant shall not be interfered with unreasonably, and further provided that Landlord’s right of entry shall not include access to secured files of the Tenant or any subtenant of Tenant’s, or secured areas used by the Tenant or a subtenant of Tenant to store pharmaceuticals or medical devices. Tenant hereby waives any claim for damages for any injury, inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain keys with which to unlock all of the doors in, upon or about the Premises, or any part thereof, and Landlord shall have the right to use any and all means which Landlord may deem reasonably necessary or proper to open such doors in an emergency in order to obtain entry. Tenant is aware that Landlord may deposit keys to the Premises, or any part thereof, in lock boxes for the benefit of the local fire departments, and Tenant hereby waives any and all claims against Landlord resulting from Landlord's deposit of keys in the lock boxes.   If Tenant changes the locks to any doors in the Premises, or any part thereof, Tenant shall immediately provide Landlord with a key for such new lock.   Tenant shall permit Landlord (or its designees) to enter the Premises, or any part thereof, to erect, use, maintain, replace and repair pipes, cables, conduits, plumbing, vents and telephone, electric and other wires or other items in, to and through the Premises, or any part thereof, as and to the extent that Landlord may now or hereafter deem necessary or appropriate for the proper operation and maintenance of the Premises, or any part thereof. In the event Landlord needs access to any under floor duct, Landlord's liability for the carpet replacement shall be limited to replacement of the piece removed to gain such access. All such work shall be done, so far as practicable, in such manner as to minimize interference with Tenant's use of the Premises, or any part thereof. Nothing in this Section

16.1shall create maintenance obligations for Landlord. Landlord’s obligations with respect to maintenance of the Premises are expressly provided for, if at all, in the other provisions of this Lease.

Section 16.2. Sale or Transfer of Premises. Landlord shall have the right to sell, assign or otherwise transfer, in whole or in part, its interest in the Premises and the Property without Tenant’s consent.

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ARTICLE XVII

MISCELLANEOUS

Section 17.1. Effect of Payments by Tenant. No payment by Tenant or receipt by Landlord of a lesser amount than the total amount then due and payable shall be deemed to be other than on account, nor shall any such payment be deemed an accord and satisfaction. Landlord may accept any payment without prejudice to any outstanding demand or action for possession, notice of default or notice of termination. No payment by Tenant after termination of this lease shall reinstate this Lease or extend the Term or waive or affect any notice given or proceedings commenced.

Section 17.2. Waiver of Jury Trial. LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF THEREOF OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY THE PARTIES OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 17.3. No Joint Venture.   This Lease does not create a joint venture or partnership between Landlord and Tenant or Landlord and the Landlord’s Mortgagee or the Landlord’s Mortgagee and Tenant.

Section 17.4. Effect of Waiver. No waiver of performance of any agreement in this Lease shall be binding against the party alleged to have waived unless the waiver shall be in writing. No waiver shall be extended by implication, custom or practice to any situation or circumstance not expressly described and shall not be interpreted as applying to any obligations of a recurring nature, unless so stated with particularity.

Section 17.5. Real Estate Brokers.   Landlord and Tenant each represents and warrants to the other that it has not dealt with any real estate broker or brokers in connection with this Lease. In the event that any claim for any broker's or finder's fee or commission in connection with the negotiation, execution or consummation of this Lease is made by any person or entity, each party shall defend, indemnify and hold the other harmless from and against any such claim.

Section 17.6. Recitals. The recitals hereto are hereby incorporated into and made a part of this Lease.

Section 17.7. Time of Essence.   Time is of the essence of this Lease and each and every provision

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hereof.

Section 17.8. Communications. All communications provided for herein shall be in writing and shall be deemed to be given or made upon receipt or refusal of receipt. All communications shall be served personally, via overnight delivery, or deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

If to Landlord:            STORE Master Funding IX, LLC

8501 E. Princess Drive, Suite 190

Scottsdale, Arizona 85255

Attn: Mr. Michael T. Bennett, Executive Vice President – General Counsel

with a copy to:            Kutak Rock, LLP

1801 California Street, Suite 3000

Denver, Colorado 80202

Attn: Whitney A. Kopicky, Esq.

If to Tenant:            Cytometry Specialists, Inc.

2580 Westside Parkway

Alpharetta, GA 30004 Attn: Mr. Ron Ghafary

with a copy to:        Arnall Golden Gregory LLP

171 17th Street NW, Suite 2100

Atlanta, Georgia 30363 Attn: Michael Golden, Esq.

Or to such party at such other address as such party may designate by notice duly given in accordance with this Section to the other party.

Section 17.9. Successors and Assigns. The rights and obligations of the parties to this Lease shall inure to the benefit of, and shall be binding upon, their respective successors, and assigns.

Section 17.10. Severability. In the event any provision of this Lease shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 17.11. Execution of Counterparts. This Lease may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 17.12. Entire Agreement. This Lease sets forth all of the covenants, promises, agreements, conditions and understandings of the parties relating to the subject matter of this Lease, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as are herein set forth. This Lease supersedes all prior written and oral communications relating to the subject matter of this Lease.

Section 17.13. Modification, Waiver and Termination.   This Lease and each provision hereof may not be modified, amended, changed, altered, waived, terminated or discharged unless consented to by a written instrument signed by Landlord’s Mortgagee and the party sought to be bound by such modification,

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amendment, change, alteration, waiver, termination or discharge.

Section 17.14. Construction.

(a)The words "hereof," "herein," "hereunder," and other words of similar import refer to this Lease as a whole not to the individual Sections in which such terms are used.

(b)References to Sections and other subdivision of this Lease are to the designated Sections and other subdivision of this Lease as originally executed.

(c)The headings of this Lease are for convenience only and shall not define or limit the provisions hereof.

(d)Where the context so requires, words used in the singular shall include the plural and vice versa, and words of one gender shall include all other genders.

Section 17.15. Governing Law. This Lease shall be governed exclusively by and construed in accordance with the applicable laws of the State of Georgia without giving effect to its choice of law or conflicts of laws provisions.

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Section 17.16. Limitation of Landlord's Liability. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of the Landlord in the Premises and Property, including rents and proceeds therefrom, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord for any default or breach by Landlord of any of its obligations under this Lease, subject, however, to the prior rights of any ground or underlying landlord or the holder of any mortgage covering the Improvements or of Landlord's interest therein.   No other assets of the Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claim. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause-of-action, against the partners (both general and limited), officers, directors, shareholders, employees or representatives of the other. Nothing herein contained shall be construed to limit any right of injunction against the Landlord, where appropriate.

Section 17.17. No Merger. In no event shall the leasehold interests, estates, or rights of Tenant hereunder merge with any interests, estates, or rights of Landlord or of any mortgagee in or to any and all of the Premises, it being understood that such leasehold interests, estates, and rights of Tenant hereunder shall be deemed to be separate and distinct from Landlord's and any mortgagee's interests, estates, and rights in or to the Premises, notwithstanding that any such interests, estates, or rights shall at any time or times be held by or vested in the same person or entity.

Section 17.18. Security Deposit. Intentionally omitted.

Section 17.19. Financial Statements. Within forty five (45) days after the end of each fiscal quarter and within one hundred twenty (120) days after the end of each fiscal year of Tenant, Tenant will provide Landlord with a copy of its most recent financial statements, consisting of a balance sheet, earnings statement, statement of changes in financial position, statement of changes in owner's equity, and all other related schedules for the fiscal period then ended, such statements to detail separately interest expense, income taxes, non-cash expenses, non-recurring expenses, operating lease expense and current portion of long-term debt – capital leases, and related footnotes. All such financial statements shall be prepared in accordance with generally accepted accounting principles. Such financial statements must be either certified by a certified public accountant or sworn to as to their accuracy by an officer of Tenant. The financial statements provided must be as of a date not more than twelve (12) months prior to the date of request. Landlord shall retain such statements in confidence, but may provide copies to lenders and potential lenders as required. The financial statements delivered to Landlord need not be audited, but Tenant shall deliver to Landlord copies of any audited financial statements of the Tenant which may be prepared, as soon as they are available. Notwithstanding the foregoing, in the event that Tenant fails to timely deliver the financial statements hereunder, such failure shall not constitute an Event of Default hereunder unless and until Landlord shall have given Tenant written notice thereof and a period of thirty

(30)calendar days shall have elapsed, during which period Tenant shall provide such financial statements, and upon failure of which an Event of Default shall be deemed to have occurred hereunder without further written notice or demand of any kind being required.

Section 17.20. Tenant Representations and Warranties. The representations and warranties of Tenant contained in this Section 17.20 are being made to induce Landlord to enter into this Lease, and Landlord has relied, and will continue to rely, upon such representations and warranties. Tenant represents and warrants to Landlord as follows (except as may be disclosed in writing by Tenant to Landlord within thirty (30) days of Tenant obtaining knowledge of any exceptions to such representations and warranties):

(a)Organization, Authority and Status of Tenant. Tenant has been duly organized or

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formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. All necessary corporate action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein. Tenant is not, and if Tenant is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Internal Revenue Code of 1986, as may be amended from time to time, and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Tenant is duly authorized to do so.

(b)Litigation. There are no suits, actions, proceedings or investigations pending, or to its actual knowledge, threatened against or involving Tenant, Guarantor or the Premises before any arbitrator or governmental authority which might reasonably result in a material adverse effect on (i) the Premises, including without limitation, the operation of the Premises for any Permitted Use and/or the value of the Premises; (ii) the contemplated business, condition, worth or operations of Tenant; (iii) Tenant’s ability to perform its obligations under this Lease; (iv) Landlord’s interests in the Property or this Lease; or (v) Guarantor’s ability to perform its obligations under the Guaranty (hereinafter, collectively referred to as a “Material Adverse Effect”).

(c)Absence of Breaches or Defaults. Tenant has not received written notice that Tenant is in default under any document, instrument or agreement to which Tenant is a party or by which Tenant, the Premises or any of Tenant’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Tenant is a party or by which Tenant, the Premises or any of Tenant’s property is subject or bound.

(d)Compliance with OFAC Laws. Neither Tenant or any individual or entity owning directly or indirectly any interest in Tenant, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity. For purposes hereof, “OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local Laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Commencement Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar Laws, ordinances, regulations, policies or requirements of other states or localities.

(e)Solvency. Tenant does not have unreasonably small capital to conduct its business. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Tenant or Guarantor. For purposes hereof, “Insolvency Event” shall mean (i) such Person’s (A) failure to generally pay its debts as such debts become due; (B) admitting in writing its inability to pay its debts generally; or (C) making a general assignment for the benefit of creditors; (ii) any proceeding being instituted by or against such Person (A) seeking to adjudicate it bankrupt or insolvent; (B) seeking

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liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (C) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (iii) such Person taking any corporate action to authorize any of the actions set forth above in this definition.

(f)Ownership. To Tenant’s actual knowledge, no Person that actually or constructively owns ten percent (10%) or more of the outstanding capital stock of STORE Capital Corporation owns, directly or indirectly, ten percent (10%) or more of the total value of capital stock of Tenant.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

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IN WITNESS WHEREOF the parties have executed this Lease as of the date first above written.

LANDLORD:

STORE MASTER FUNDING IX, LLC,

a Delaware limited liability company

By: /s/	Michael J. Zieg
Printed Name:	Michael J. Zieg
Title:	Executive Vice President

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IN WITNESS WHEREOF the parties have executed this Lease as of the date first above written.

TENANT:

CYTOMETRY SPECIALISTS, INC.,

a Georgia corporation

By: /s/	Row Ghafary
Printed Name:	Row Ghafary
Title:	Owner

STORE/ CSI Lab

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